Exhibit 5

January 8, 2009

3M Company

3M Center

St. Paul, MN 55144

Re:          Registration Statement on Form S-8 with respect to 3M Company’s VIP Excess Plan and VIP Plus Plan

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 (the “Registration Statement”) that is being filed by 3M Company (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), with respect to $100,000,000 of unsecured obligations of the Company under the Company’s VIP Excess Plan and VIP Plus Plan (the “Plans”) to pay in the future deferred compensation in accordance with the terms of the Plans (the “Obligations”).

As Deputy General Counsel of the Company, I am familiar with the Certificate of Incorporation and the By-Laws of the Company and with its affairs, including the actions taken by the Company in connection with the Plans. I also have examined such other documents and instruments and have made such further investigation as I have deemed necessary or appropriate in connection with this opinion.  In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.

Based upon the foregoing, I am of the opinion that:

1.               The Company is duly incorporated and validly existing as a corporation under the laws of the State of Delaware.

2.               All necessary corporate proceedings have been taken to authorize the issuance of the Obligations being registered under the Registration Statement.

3.               When issued in accordance with the provisions of the Plans, the Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms.

The opinion set forth in paragraph 3 above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name wherever appearing in the Registration Statement and any amendment thereto. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gregg M. Larson, Esq.

Gregg M. Larson

Deputy General Counsel